UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 5, 2026

NETCAPITAL INC.

(Exact name of registrant as specified in charter)

Utah	001-41443	87-0409951
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Lincoln Street, Boston, Massachusetts 02111

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (781) 925-1700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	NCPL	The Nasdaq Stock Market LLC
Warrants exercisable for one share of Common Stock	NCPLW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On June 5, 2026, Netcapital Inc. (the “Company”) entered into a Securities Purchase Agreement, dated June 4, 2026 (the “Purchase Agreement”), with Vanquish Funding Group Inc., a Virginia corporation (the “Buyer”), pursuant to which the Company issued to the Buyer a promissory note in the principal amount of $182,120 (the “Note”) for a purchase price of $157,000, reflecting an original issue discount of $25,120. The transaction closed and was funded on June 5, 2026. The transaction provided gross proceeds of $157,000 and net proceeds of $150,000 after the Company’s reimbursement of $7,000 of the Buyer’s legal and due diligence expenses. The Company intends to use the proceeds for general working capital purposes.

The Note has an issue date of June 4, 2026 and matures on March 30, 2027. The Note states a one-time interest charge of 13% and requires five payments totaling $205,795: $71,250 on November 30, 2026 and four payments of $33,636.25 on December 30, 2026, January 30, 2027, February 28, 2027 and March 30, 2027. The Company has a five-day grace period with respect to each payment. The Note may be prepaid in full and provides discounted prepayment amounts during the first 180 days following issuance.

Amounts not paid when due bear default interest at 22% per annum. Upon the occurrence and continuation of an event of default, the Note becomes immediately due and payable at 150% of the outstanding principal, accrued and unpaid interest, default interest and certain other amounts. If, following another event of default, the Company also defaults on its obligations relating to the issuance or delivery of conversion shares, the default percentage increases to 200%. The Note includes events of default, including payment defaults, covenant breaches, bankruptcy or insolvency events, delisting, failure to comply with Exchange Act reporting obligations, certain financial-statement restatements, transfer-agent-related defaults and cross-defaults with other existing and future indebtedness of the Company to the Buyer and its affiliates.

Following an event of default, the Buyer may convert all or part of the outstanding amount into shares of the Company’s common stock at a conversion price equal to 65% of the lowest trading price of the common stock during the 20 trading days preceding the conversion date; provided that, during the first six months following issuance, the conversion price may not be less than $1.00 per share. The Note contains a 4.99% beneficial ownership limitation. Because the conversion price is based on future market prices and the amount subject to conversion may increase upon default, the maximum number of shares that may be issued upon conversion cannot be determined as of the date of this report.

The Note generally restricts the Company from selling, leasing or otherwise disposing of a significant portion of its assets outside the ordinary course of business without the Buyer’s consent while the Note remains outstanding, except for the transactions contemplated by the Company’s previously disclosed letter of intent concerning Resmac, Inc.

The foregoing descriptions of the Purchase Agreement and the Note do not purport to be complete and are qualified in their entirety by reference to the full text of the Purchase Agreement and the Note, which are filed as Exhibits 10.1 and 4.1, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

The Company issued the Note in a private placement in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended. The Buyer represented that it is an accredited investor and that it acquired the Note and the shares of common stock issuable upon conversion of the Note for its own account and not with a present view toward their public sale or distribution. The offering was conducted without general solicitation. No placement agent or underwriter was involved, and no underwriting discounts or commissions were paid in connection with the issuance. The Note and the shares of common stock issuable upon conversion of the Note have not been registered under the Securities Act and may not be offered or sold absent registration or an applicable exemption from registration.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	Promissory Note, dated June 4, 2026, issued by Netcapital Inc. to Vanquish Funding Group Inc.
10.1	Securities Purchase Agreement, dated June 4, 2026, by and between Netcapital Inc. and Vanquish Funding Group Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Netcapital Inc.
(Registrant)

By:	/s/ Todd Violette
Name:	Todd Violette
Title:	Chief Executive Officer

Dated: June 10, 2026